Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-70461, 333-72109, 333-77153, 333-80277, 355-80285, and 333-92295) on Form S-8 of our report dated September 30, 2005, relating to the financial statements of Internet America, Inc., appearing in this Annual Report on Form 10-K of Internet America, Inc. for the year ended June 30, 2005.

DELOITTE & TOUCHE LLP

Dallas, Texas

October 7, 2005